Exhibit 99.1
February 12, 2015
Century Aluminum CFO to Take Temporary Medical Leave of Absence; Century Reschedules Date of Fourth Quarter 2014 Earnings Announcement
CHICAGO, IL --(Marketwired – Feb 12, 2015) - Century Aluminum Company (NASDAQ: CENX) announced today that Rick Dillon, Century’s Executive Vice President and Chief Financial Officer, will take a temporary medical leave of absence. Mr. Dillon is expected to return by the end of the first quarter. In the interim, Mr. Dillon’s duties and responsibilities will be assumed by Michael Bless, Century’s President and Chief Executive Officer.
As a result of the foregoing, the company has rescheduled its fourth quarter 2014 earnings announcement to Tuesday, February 24, 2015.
The company will hold a follow-up conference call on Tuesday, February 24 at 5:00 p.m. Eastern time.
The earnings call will be webcast live on the Century Aluminum Company website, located at www.centuryaluminum.com. Plan to begin the registration process at least 10 minutes before the live call is scheduled to begin. A replay of the webcast will be archived and available for replay approximately two hours following the live call.
About Century Aluminum
Century Aluminum Company owns primary aluminum capacity in the United States and Iceland. Century's corporate offices are located in Chicago, IL. Visit www.centuryaluminum.com for more information.
Certified Advisors for the First North market of the OMX Nordic Exchange Iceland hf. for Global Depositary Receipts in Iceland:
Atli B. Gudmundsson, Senior Manager -- Corporate Finance, Landsbankinn hf.
Steingrimur Helgason, Director -- Corporate Finance, Landsbankinn hf.
Cautionary Statement
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements about future events and are based on our current expectations. These forward-looking statements may be identified by the words "believe," "expect," "target," "anticipate," "intend," "plan," "seek," "estimate," "potential," "project," "scheduled," "forecast" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," "might," or "may." Our forward-looking statements include, without limitation, statements with respect to the date of Mr. Dillon’s return from leave of absence.
Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from future results expressed, projected or implied by those forward-looking statements. Important factors that could cause actual results and events to differ from those described in such forward-looking statements can be found in the risk factors and forward-looking statements cautionary language contained in our Annual Report on Form 10-K, quarterly reports on Form 10-Q and in other filings made with the Securities and Exchange Commission. Although we have attempted to identify those material factors that could cause actual results or events to differ from those described in such forward-looking statements, there may be other factors that could cause results or events to differ from those anticipated, estimated or intended. Many of these factors are beyond our ability to control or predict. Given these uncertainties, the reader is cautioned not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.
Contacts:

Shelly Harrison (investors)
(312) 696-3140

Kenny Barkley (media)
(270) 521-7424